NeoMedia Appoints Jeff Huitt as Chief Financial Officer

Boulder, August 27 2012 - NeoMedia Technologies, Inc. (OTC BB: NEOM.OB), the pioneer in global mobile barcode management solutions, today announced Jeff Huitt as its newly appointed Chief Financial Officer. Huitt brings a strong track record of public company expertise. Huitt replaces Colonel Barry S. Baer who has been NeoMedia’s part time CFO since February 2012. Colonel Baer will continue to be NeoMedia’s Corporate Secretary.

Huitt has more than 20 years’ experience driving the financial function at various companies, including Orion Consulting, where he spent the last nine years as Principal and Consultant providing financial operations and funding support for start-up companies. Prior to Orion Consulting, Huitt acted as CFO at XsunX, Inc., Parking Stripes Advertising, Diamondback Tactical, iSherpa Capital and AirCover Network Solutions. He holds an MBA in Management from the University of Denver and is a Certified Public Accountant (CPA) in Colorado.

“Jeff brings a wealth of public company expertise to the company and we are thrilled to welcome him to the team,” commented Laura Marriott, CEO of NeoMedia. “We would like to thank Barry for his contribution to the company over the last 6 months and look forward to his continued involvement.”

“NeoMedia is at the top of its game today as pioneers in the mobile barcode industry,” said Jeff Huitt. “My goal and the goal of our finance team is to support the company’s momentum in this space.”

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About NeoMedia:

NeoMedia Technologies, Inc. is the pioneer in 2D mobile barcode technology and infrastructure solutions that enable the mobile barcode ecosystem world-wide. Its technology platform transforms mobile devices with cameras into barcode scanners, enabling a range of practical and engaging applications including consumer oriented advertising, mobile ticketing and couponing, and business-to-business commercial track and trace solutions.

NeoMedia’s suite of products, services and extensive IP portfolio means it is the only provider able to offer customers a comprehensive end-to-end mobile barcode solution. NeoMedia’s current customers include handset manufacturers, platform providers, brands and agencies looking to offer mobile barcode solutions to their customer base.

Learn more at www.neom.com or visit us at one of the following online destinations:

LinkedIn: http://www.linkedin.com/company/neomedia-technologies

Twitter: http://twitter.com/neomediainc

Pinterest: http://www.pinterest.com/neomedia

For PR inquiries, please contact NeoMedia’s PR team:

US: Emily Trevallion / Caitlyn Keating, +1 617 502 4300

Europe: Pippa Melamet / James Ash, +44 20 7751 4444

press@neom.com